Exhibit 99.1

Ampio Pharmaceuticals, Inc. (AMPE) announces appointment of Josh Disbrow as Chief Operating Officer effective December 15, 2012

GREENWOOD VILLAGE, Colo., Nov. 28, 2012 — /PRNewswire/ — Ampio Pharmaceuticals, Inc. (AMPE), a biopharmaceutical company developing repurposed drugs and new molecular entities (NMEs) that treat inflammatory diseases, including osteoarthritis, diabetic macular edema (DME) and sexual dysfunction announced the appointment of Josh Disbrow as Chief Operating Officer of Ampio Pharmaceuticals, effective December 15, 2012.

Mr. Disbrow was most recently the Vice President of Commercial Operations at Arbor Pharmaceuticals. He joined Arbor in 2007 as the company’s second full time employee and led the company’s commercial efforts from inception to $127 million in annual sales in 2011 at which time the company was sold to an investor group. Since the company’s acquisition, Josh remained with Arbor and oversaw the growth of the company’s commercial infrastructure to over 150 people in sales, marketing, and other commercial functions. During his time at Arbor, Josh also served as the company’s commercial lead on all business and corporate development activities including in-licensing, out-licensing, partnering, mergers and acquisitions, and university collaborations.

Arbor began as an entrepreneurial venture with no products on the market. Through Josh’s leadership Arbor developed into a fully integrated specialty pharmaceutical company with a focus on bringing novel prescription pharmaceuticals to market through efficient product development, aggressive business development, corporate partnerships, and efficient commercial scale-up.

Mr. Disbrow has spent 17 years in the pharmaceutical, diagnostic, and medical device industries and has held positions of increasing responsibility in sales, marketing, sales management, commercial operations, and commercial strategy. Before joining Arbor, he was in sales management with Cyberonics, Inc., a medical device company focused on neuromodulation therapies. Prior to joining Cyberonics, Josh served as Director of Marketing at LipoScience, Inc., a specialty diagnostics company and oversaw commercialization of the company’s lead product. Josh began his career at Glaxo Welcome (now GlaxoSmithKline) where he held positions of increasing responsibility within sales and marketing divisions. Josh received an MBA from Wake Forest University and a BS in Management from North Carolina State University.

Mr. Disbrow stated, “I am excited to be joining the management team at Ampio. Ampio has made significant progress in advancing their lead drugs towards commercialization in a short period of time, and I look forward to bringing my experience and enthusiasm to the team. The Ampio story is compelling, and I hope to play a significant role in helping the company complete their pivotal clinical trials and achieve successful commercial launches of their lead drugs in the near future.”

“We are gratified that Mr. Disbrow has agreed to join our company,” said Ampio CEO Michael Macaluso. “We were searching for an individual that has been successful in both big pharma and entrepreneurial environments, has a proven track record in launching commercialization of new drugs, and building teams of professionals that attain company goals. Josh fits these criteria perfectly. We have great confidence in the underlying science behind our lead drugs, our pivotal clinical trials lie immediately ahead of us, and we believe Josh will play a major role in assuring that we will execute on our many commercial opportunities.”

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for inflammation, eye disease, kidney disease, CNS disease, metabolic disease and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, successful commercialization and marketing of Zertane™ and the combination drug in Korea, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact: Rick Giles, Investor Relations, Ampio Pharmaceuticals, Inc. 720-437-6500